The Timken Company
Media Contact: Lorrie Paul Crum
Manager — Global Media and Strategic Communications
Mail Code: GNW-37
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-3514
Facsimile: (330) 471-7032
lorrie.crum@timken.com
Investor Contact: Steve Tschiegg
Director — Capital Markets and Investor Relations
Mail Code: GNE-26
1835 Dueber Avenue, S.W.
Canton, OH 44706 U.S.A.
Telephone: (330) 471-7446
Facsimile: (330) 471-2797
steve.tschiegg@timken.com
For Additional Information:
www.timken.com/media
www.timken.com/investors

Exhibit 99.1

NEWS RELEASE

Timken Reports First-Quarter Results, Updates Full-Year Outlook and Announces Dividend

• Continuing global downturn drives first-quarter sales

decline of 33 percent compared with 2008

• Company lowers earnings outlook for full year

• Quarterly dividend reduced 50 percent to 9 cents per share

• Strong cash from operations expected in 2009

     CANTON, Ohio: April 27, 2009 — The Timken Company (NYSE: TKR) today reported sales of $960.4 million during the first quarter of 2009, a decrease of 33 percent over the same period a year ago. Significant volume declines due to weaker demand across most of the company’s end markets and the impact of lower surcharges and currency more than offset benefits from pricing and mix.

     First-quarter net income was $0.9 million, or $0.01 per diluted share, compared with $84.5 million, or $0.88 per diluted share, in the first quarter of 2008. Excluding special items, net income was $7.1 million or $0.07 per diluted share for the first quarter of 2009, compared with $78.9 million or $0.82 per diluted share in the prior-year period. Lower first-quarter earnings reflect decreased demand across most of the company’s market sectors and the timing impact of the company’s material surcharge recovery mechanism. Partially offsetting these items were favorable pricing, mix, and lower selling, general and administrative costs.

     Special items, net of tax, in the first quarter of 2009 totaled $6.2 million of expense compared with $5.6 million of income in the same period last year. Special items in 2009 were primarily related to severance and impairment charges, while 2008 included a gain on a sale of assets.

The Timken Company

     “It’s now clear that the impact of the recession on the demand for our products will be deeper and longer lasting than we anticipated. In the short term, we are managing the company with a heightened emphasis on cash flow,” said James W. Griffith, Timken president and chief executive officer. “At the same time, we are taking actions to structure the company for profitability, even at current levels of demand, including efforts to strengthen our portfolio while improving the competitiveness of our manufacturing base.”

Accelerating Cost and Employment Reductions

      The company has doubled its targeted reduction in selling and administrative costs to approximately $80 million annually. This will be achieved through reductions in professional staff, overhead costs and discretionary expenditures. In addition, compensation costs are expected to be down approximately $60 million in 2009 associated with the company’s performance-based incentive plans.

      The company also is implementing further reductions in its manufacturing workforce targeted to better align capacity with demand. By the end of this year, the total reduction in operative and professional employment is expected to exceed 7,000 positions, or over 25 percent of the workforce since the beginning of 2008. During 2009, the company expects to record special charges of approximately $70 million primarily associated with these actions.

Maintaining Strong Balance Sheet and Liquidity

      The company continues to maintain a strong balance sheet with ample liquidity. In addition to cash and cash equivalents of $112.0 million at March 31, 2009, the company had approximately $900 million available under various credit facilities.

      Total debt was $630.3 million as of March 31, 2009, or 28.1 percent of capital. Net debt at March 31, 2009, was $518.3 million, or 24.3 percent of capital, compared with $507.5 million, or 23.4 percent, as of Dec. 31, 2008. During the quarter the company generated cash flow from operating activities of $37.4 million, driven by inventory reductions. The company expects to end 2009 with lower net debt and leverage than last year, providing additional financial flexibility.

The Timken Company

Dividend Declaration

     As part of the effort to preserve the company’s strong balance sheet and liquidity, Timken’s board of directors reduced the quarterly dividend by 50 percent, declaring a quarterly cash dividend of 9 cents per share. The dividend is payable June 2, 2009 to shareholders of record as of May 22, 2009. It will be the 348th consecutive dividend paid on the common stock of the company.

Bearings and Power Transmission Group Results

     The Bearings and Power Transmission Group had first-quarter sales of $728.7 million, down 31 percent from $1.05 billion for the same period last year. Earnings before interest and taxes (EBIT) for the first quarter were $40.7 million, down 58 percent from $96.8 million in the first quarter of 2008.

Mobile Industries Segment Results

     In the first quarter, Mobile Industries sales were $372.9 million, a decrease of 41 percent from $635.3 million for the same period a year ago. The significant decline in sales was driven by weaker demand across all market sectors and the impact of currency, partially offset by favorable pricing. The greatest declines occurred in the heavy truck and light vehicle sectors, which were down approximately 50 percent.

     Mobile Industries incurred an EBIT loss of $24.9 million compared with EBIT of $30.6 million for the same period a year ago. The impact of lower demand and resulting manufacturing capacity underutilization reduced earnings by approximately $100 million. This was partially offset by improved pricing and reduced selling and administrative costs of approximately $50 million.

Process Industries Segment Results

     Process Industries had first-quarter sales of $243.2 million, down 22 percent from $312.6 million for the same period a year ago. Lower demand across most industrial market sectors and currency more than offset favorable pricing. Sales into the metals, power transmission and aggregate sectors experienced the largest declines while power generation products were up from the same period a year ago.

The Timken Company

     First-quarter EBIT was $47.0 million, down 20 percent from $59.0 million in the same period a year ago. Lower EBIT primarily resulted from volume, mix and currency, which was partially offset by pricing.

Aerospace and Defense Segment Results

     Aerospace and Defense had first-quarter sales of $112.7 million, up 10 percent from $102.1 million for the same period last year. The increase was driven by demand, favorable pricing and acquisitions. The company acquired EXTEX, a leading designer and marketer of high-quality replacement engine parts for the aerospace aftermarket, in November 2008. The EXTEX acquisition accounted for approximately 30 percent of the sales increase.

First-quarter EBIT was $18.6 million, up 159 percent from $7.2 million in the same period a year ago. Performance benefited primarily from pricing and manufacturing improvements.

Steel Group Results

     Sales for the Steel Group, including inter-group sales, were $248.6 million, a decrease of 42 percent from $425.0 million for the same period last year. The decline was driven by lower demand across all market sectors, ranging from the service center sector, down approximately 15 percent to the automotive sector, down approximately 60 percent from the same period a year ago. Sales were also impacted by a significant decline in raw-material surcharges of approximately $80 million from the first quarter last year.

     The Steel Group incurred an EBIT loss of $7.3 million compared with EBIT of $53.4 million for the same period a year ago. The decline primarily resulted from lower demand of approximately $30 million and underutilization of manufacturing capacity of roughly $30 million. Lower surcharges of about $80 million were offset by approximately $50 million in favorable material costs and a change in LIFO of approximately $30 million. The change in LIFO was due to expected lower year-end inventory quantities and material costs.

The Timken Company

Outlook

     The company now expects the impact of the global recession to continue through the rest of the year with sales in most of its market sectors being down significantly from last year. Steel Group sales are expected to decline approximately 55 to 65 percent for the year due to lower surcharges and demand across all sectors. Mobile Industries sales are expected to be down approximately 30 to 35 percent for the year, driven by lower North American light vehicle production, and significant declines in heavy-truck builds in North America and Europe. Process Industries sales are expected to be down by about 25 to 30 percent in 2009, with broad-based volume declines in most end markets, especially heavy industrial equipment. Sales in the Aerospace and Defense segment are expected to be up approximately 5 to 10 percent for 2009 driven by a strong defense sector, while recent softening in the civil sector is expected to have a minimal effect given current order backlogs.

     As a result of the company’s global market outlook, it now expects earnings per diluted share for 2009, excluding special items, to be $-0.15 to $0.15. Despite the lower earnings outlook, the company expects to generate strong cash from operations in 2009, driven by lower working-capital. In addition, the company will significantly reduce capital spending from 2008 levels, and will continue to take the actions required to manage in the current environment while maintaining its strong liquidity and balance sheet.

Conference Call Information

The company will host a conference call for investors and analysts today to discuss financial results.

Conference Call:	Monday, April 27, 2009 11 a.m. Eastern Time

Live Dial-In:	800-344-0593 or 706-634-0975 (Call in 10 minutes prior to be included.) Conference ID: 68490587

The Timken Company

Replay Dial-In through May 4, 2009: 800-642-1687 or 706-645-9291

Live Webcast:	www.timken.com/investors

About The Timken Company

     The Timken Company keeps the world turning, with innovative friction management and power transmission products and services, enabling our customers’ machinery to perform more efficiently and reliably. With sales of $5.7 billion in 2008 and operations in 26 countries, Timken is Where You Turn™ for better performance.

Certain statements in this news release (including statements regarding the company’s forecasts, estimates and expectations) that are not historical in nature are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, the statements related to expectations regarding the company’s future financial performance and cost reduction initiatives, including the information under the headings “Accelerating Cost and Employment Reductions” and “Outlook,” are forward-looking. The company cautions that actual results may differ materially from those projected or implied in forward-looking statements due to a variety of important factors, including: the finalization of the company’s financial statements for the first quarter of 2009; the company’s ability to respond to the changes in its end markets that could affect demand for the company’s products; unanticipated changes in business relationships with customers or their purchases from the company; changes in the financial health of the company’s customers, including any disruptions or bankruptcies in the automotive industry which may have an impact on the company’s revenues, earnings and impairment charges; fluctuations in raw-material and energy costs and their impact on the operation of the company’s surcharge mechanisms; the impact of the company’s LIFO accounting; changes in global economic conditions and financial markets; changes in the expected costs associated with product warranty claims; the results of the company’s discussions with the union that represents company associates at the Canton area manufacturing facilities; the impact on operations of general economic conditions, higher or lower raw-material and energy costs, fluctuations in customer demand; and the company’s ability to achieve the benefits of its future and ongoing programs and initiatives, including, without limitation, the initiative to reduce its employment levels and other costs, the implementation of its Mobile Industries Segment restructuring program and initiatives and the rationalization of the company’s Canton bearing operations. These and additional factors are described in greater detail in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2008, page 44. The company undertakes no obligation to update or revise any forward-looking statement.

###

(Unaudited)
CONDENSED CONSOLIDATED STATEMENT OF INCOME	AS REPORTED		ADJUSTED (1)
(Dollars in thousands, except share data)	Q1 2009	Q1 2008	Q1 2009	Q1 2008

Net sales	$960,378	$1,434,670	$960,378	$1,434,670
Cost of products sold	807,061	1,121,759	807,061	1,121,759
Manufacturing rationalization/reorganization expenses - cost of products sold	1,191	1,374	—	—

Gross Profit	$152,126	$311,537	$153,317	$312,911
Selling, administrative & general expenses (SG&A)	138,722	177,138	138,722	177,138
Manufacturing rationalization/reorganization expenses — SG&A	274	808	—	—
Gain on divestitures	—	(8)	—	—
Impairment and restructuring	14,744	2,876	—	—

Operating (Loss) Income	$(1,614)	$130,723	$14,595	$135,773
Other income (expense)	6,246	(4,888)	6,246	(4,888)
Special items — other income	1,222	20,355	—	—

Earnings Before Interest and Taxes (EBIT)	$5,854	$146,190	$20,841	$130,885
Interest expense, net	(8,084)	(9,600)	(8,084)	(9,600)

(Loss) Earnings Before Income Taxes	(2,230)	136,590	12,757	121,285
Provision for income taxes	2,848	51,240	5,471	41,538

Net (Loss) Income	$(5,078)	$85,350	$7,286	$79,747
Less: net (loss) income attributable to noncontrolling interest	(5,948)	885	183	885

Net Income Attributable to The Timken Company	$870	$84,465	$7,103	$78,862

Net Income per Common Share Attributable to The Timken Company Common Shareholders:

Basic Earnings Per Share	$0.01	$0.88	$0.07	$0.83

Diluted Earnings Per Share	$0.01	$0.88	$0.07	$0.82

Average Shares Outstanding	96,028,860	95,254,264	96,028,860	95,254,264
Average Shares Outstanding — assuming dilution	96,164,988	95,982,217	96,164,988	95,982,217

BUSINESS SEGMENTS

(Dollars in thousands) (Unaudited)	Q1 2009	Q1 2008

Mobile Industries Segment
Net sales to external customers	$372,864	$635,252
Adjusted (loss) earnings before interest and taxes (EBIT) (2)	$(24,879)	$30,566
Adjusted EBIT Margin (2)	-6.7%	4.8%

Process Industries Segment
Net sales to external customers	$242,284	$312,212
Intergroup sales	922	410

Total net sales	$243,206	$312,622
Adjusted earnings before interest and taxes (EBIT) (2)	$47,017	$59,037
Adjusted EBIT Margin (2)	19.3%	18.9%

Aerospace and Defense Segment
Net sales to external customers	$112,665	$102,132
Adjusted earnings before interest and taxes (EBIT) (2)	$18,553	$7,162
Adjusted EBIT Margin (2)	16.5%	7.0%

Total Bearings and Power Transmission Group
Net sales to external customers	$727,813	$1,049,596
Intergroup sales	922	410

Total net sales	$728,735	$1,050,006
Adjusted earnings before interest and taxes (EBIT) (2)	$40,691	$96,765
Adjusted EBIT Margin (2)	5.6%	9.2%

Steel Group (3)
Net sales to external customers	$232,565	$385,074
Intergroup sales	16,003	39,914

Total net sales	$248,568	$424,988
Adjusted (loss) earnings before interest and taxes (EBIT) (2)	$(7,262)	$53,379
Adjusted EBIT Margin (2)	-2.9%	12.6%

Unallocated corporate expense	$(12,330)	$(16,425)

Intergroup eliminations expense (3)	$(258)	$(2,834)

Consolidated
Net sales to external customers	$960,378	$1,434,670
Adjusted earnings before interest and taxes (EBIT) (2)	$20,841	$130,885
Adjusted EBIT Margin (2)	2.2%	9.1%

(1)	“Adjusted” statements exclude the impact of impairment and restructuring, manufacturing rationalization/reorganization and special charges and credits for all periods shown.

(2)	EBIT is defined as operating income plus other income (expense). EBIT Margin is EBIT as a percentage of net sales. EBIT and EBIT margin on a segment basis exclude certain special items set forth above. EBIT and EBIT Margin are important financial measures used in the management of the business, including decisions concerning the allocation of resources and assessment of performance. Management believes that reporting EBIT and EBIT Margin best reflect the performance of the company’s business segments and EBIT disclosures are responsive to investors.

(3)	Intergroup eliminations represent intergroup profit or loss between the Steel Group and the Bearings and Power Transmission Group.

Reconciliation of GAAP net income attributable to the Timken Co. and EPS — diluted
This reconciliation is provided as additional relevant information about the company’s performance. Management believes adjusted net income and adjusted earnings per share are more representative of the company’s performance and therefore useful to investors. Management also believes that it is appropriate to compare GAAP net income to adjusted net income in light of special items related to impairment and restructuring and manufacturing rationalization/reorganization costs, Continued Dumping and Subsidy Offset Act (CDSOA) receipts, and gain/loss on the sale of non-strategic assets.

	First Quarter
	2009		2008
(Dollars in thousands, except per share data) (Unaudited)	$	EPS (1)	$	EPS (1)

Net income attributable to The Timken Company	$870	$0.01	$84,465	$0.88

Pre-tax special items:
Manufacturing rationalization/reorganization expenses - cost of products sold	1,191	0.01	1,374	0.01
Manufacturing rationalization/reorganization expenses — SG&A	274	—	808	0.01
Gain on divestitures	—	—	(8)	—
Impairment and restructuring	14,744	0.15	2,876	0.03
Special items — other income	(1,222)	(0.01)	(20,355)	(0.21)
Provision for income taxes (2)	(2,623)	(0.03)	9,702	0.10

Less: net loss attributable to noncontrolling interest	(6,131)	(0.06)	—	—

Adjusted net income attributable to The Timken Company	$7,103	$0.07	$78,862	$0.82

(1)	EPS amounts may not sum due to rounding differences.

(2)	Provision for income taxes includes adjustments to remove the income taxes associated with pre-tax special items and the impact of discrete tax items recorded during the period(s) and to reflect one overall effective tax rate on Adjusted pre-tax income.
Reconciliation of Outlook Information
Expected earnings per diluted share for the 2009 full year excludes special items. Examples of such special items include impairment and restructuring, manufacturing rationalization/ reorganization expenses, gain/loss on the sale of non-strategic assets and payments under the CDSOA. It is not possible at this time to identify the potential amount or significance of these special items. Management cannot predict whether the company will receive any additional payments under the CDSOA in 2009 and if so, in what amount. If the company does receive any CDSOA payments, they will most likely be received in the fourth quarter.

Reconciliation of GAAP earnings before income taxes
This reconciliation is provided as additional relevant information about the company’s performance. Management believes Consolidated adjusted earnings before interest and taxes (EBIT) and Total Bearings and Power Transmission Group adjusted EBIT are more representative of the company’s performance and therefore useful to investors. Management also believes that it is appropriate to compare GAAP Income from Continuing Operations before Income Taxes to Consolidated adjusted EBIT in light of special items related to impairment and restructuring and manufacturing rationalization/reorganization costs, Continued Dumping and Subsidy Offset Act (CDSOA) receipts, and gain/loss on the sale of non-strategic assets.

	First Quarter
	2009	2008
(Thousands of U.S. dollars) (Unaudited)	$	$

(Loss) earnings before income taxes	$(2,230)	$136,590

Pre-tax reconciling items:
Interest expense	8,474	10,997
Interest income	(390)	(1,397)
Manufacturing rationalization/reorganization expenses - cost of products sold	1,191	1,374
Manufacturing rationalization/reorganization expenses — SG&A	274	808
Gain on divestitures	—	(8)
Impairment and restructuring	14,744	2,876
Special items — other income	(1,222)	(20,355)

Consolidated adjusted earnings before interest and taxes (EBIT)	$20,841	$130,885

Steel Group adjusted earnings (loss) before interest and taxes (EBIT)	7,262	(53,379)
Unallocated corporate expense	12,330	16,425
Intergroup eliminations expense	258	2,834

Total Bearings and Power Transmission Group adjusted earnings before interest and taxes (EBIT)	$40,691	$96,765

Reconciliation of Total Debt to Net Debt and the Ratio of Net Debt to Capital:

(Dollars in thousands) (Unaudited)	March 31, 2009	Dec. 31, 2008

Short-term debt	$368,861	$108,590
Long-term debt	261,413	515,250

Total Debt	630,274	623,840
Less: Cash and cash equivalents	(112,012)	(116,306)

Net Debt	$518,262	$507,534

Shareholders’ equity	$1,610,866	$1,663,038

Ratio of Total Debt to Capital	28.1%	27.3%
Ratio of Net Debt to Capital (Leverage)	24.3%	23.4%

This reconciliation is provided as additional relevant information about The Timken Company’s financial position. Capital is defined as total debt plus shareholders’ equity.
Management believes Net Debt is more indicative of Timken’s financial position due to the amount of cash and cash equivalents.

CONDENSED CONSOLIDATED BALANCE SHEET

	March 31,	Dec 31,
(Dollars in thousands) (Unaudited)	2009	2008

ASSETS
Cash & cash equivalents	$112,012	$116,306
Accounts receivable	538,804	609,397
Inventories	1,060,399	1,145,695
Other current assets	159,918	162,067

Total Current Assets	1,871,133	2,033,465
Property, plant & equipment	1,698,258	1,743,866
Goodwill	228,132	230,049
Other assets	520,350	528,670

Total Assets	$4,317,873	$4,536,050

LIABILITIES
Accounts payable & other liabilities	$342,475	$443,430
Short-term debt	368,861	108,590
Income taxes	16,422	27,598
Accrued expenses	156,563	218,695

Total Current Liabilities	884,321	798,313
Long-term debt	261,413	515,250
Accrued pension cost	842,172	844,045
Accrued postretirement benefits cost	611,439	613,045
Other non-current liabilities	107,662	102,359

Total Liabilities	2,707,007	2,873,012

EQUITY
Timken Company shareholders’ equity	1,593,603	1,640,244
Noncontrolling interest	17,263	22,794

Total Equity	1,610,866	1,663,038

Total Liabilities and Equity	$4,317,873	$4,536,050

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS

	For the three months ended
	Mar. 31,	Mar. 31,
(Dollars in thousands) (Unaudited)	2009	2008

Cash Provided (Used)
OPERATING ACTIVITIES
Net Income	$870	$84,465
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	57,466	57,475
Pension and other postretirement expense	27,584	25,811
Pension and other postretirement benefit payments	(15,086)	(25,867)
Accounts receivable	61,071	(71,624)
Inventories	65,434	(68,578)
Accounts payable and accrued expenses	(155,809)	(1,973)
Other	(4,082)	(12,620)

Net Cash Provided (Used) by Operating Activities	37,448	(12,911)

INVESTING ACTIVITIES
Capital expenditures	(33,562)	(52,417)
Other	4,034	29,175
Acquisitions	(42)	(55,329)

Net Cash Used by Investing Activities	(29,570)	(78,571)

FINANCING ACTIVITIES
Cash dividends paid to shareholders	(17,424)	(16,320)
Net proceeds from common share activity	1,648	1,587
Net borrowings (payments) on credit facilities	6,034	139,556

Net Cash (Used) Provided by Financing Activities	(9,742)	124,823

Effect of exchange rate changes on cash	(2,430)	4,721

(Decrease) Increase in Cash and Cash Equivalents	(4,294)	38,062
Cash and Cash Equivalents at Beginning of Period	116,306	30,144

Cash and Cash Equivalents at End of Period	$112,012	$68,206